Exhibit 99.1

Modular Medical Regains Compliance with Nasdaq Minimum Bid Price Requirement

SAN DIEGO, CA / ACCESSWIRE / April 16, 2026 / Modular Medical, Inc. (“Modular Medical” or the “Company”) (NASDAQ: MODD), a leader in innovative, patient-centric insulin delivery, today announced that it has received a letter from the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it has regained compliance with the Nasdaq Capital Market’s minimum bid price continued listing requirement. The letter noted that, as of April 14, 2026, the Company evidenced a closing bid price of its common stock in excess of the $1.00 minimum requirement for the last 10 consecutive trading days. Accordingly, the Company has regained compliance with Nasdaq Marketplace Rule 5550(a)(2) and Nasdaq considers the matter closed.

About Modular Medical

Modular Medical, Inc. (Nasdaq: MODD) is a development-stage medical device company that intends to launch the next generation of insulin delivery technology. Using its patented technologies, the Company seeks to eliminate the tradeoff between complexity and efficacy, thereby making top quality insulin delivery both affordable and simple to learn. Its mission is to improve access to the highest standard of glycemic control for people with diabetes taking it beyond “superusers” and providing “diabetes care for the rest of us.”

Modular Medical was founded by Paul DiPerna, a seasoned medical device professional and microfluidics engineer. Prior to founding Modular Medical, Mr. DiPerna was the founder (in 2005) of Tandem Diabetes and invented and designed its t:slim insulin pump. More information is available at https://modular-medical.com.

CONTACT:

Jeb Besser
Chief Executive Officer
Modular Medical, Inc.
+1 (617) 399-1741
IR@modular-medical.com